Exhibit 10.10

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This First Amendment to Lease (the “Amendment”) dated October 21, 2010, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (Landlord’), and ISTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

II,	RECITALS.

On March 12, 2010, Landlord and Tenant entered into a lease (‘Lease”) for space in a building located at 50 Technology Drive, Irvine, California (Premises’).

Landlord and Tenant each desire to modify the Lease to make such modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Item 4 is hereby deleted in its entirety and substituted therefor shall be the following:

“Commencement Date: See Section 3.1 of the Lease.”

2.	Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

“2. Expiration Date” December 31, 2017,”

3,	Item 6 is hereby deleted in its entirety and substituted therefor shall be the following:

“Basic Rent: Commencing January 1, 2011, the Basic Rent shall be Sixty Thousand Five Hundred Forty-Seven Dollars ($60,547.00) per month, based on $1.00 per rentable square foot.

Basic Rent is subject to adjustment as follows:

Commencing January 1, 2012, the Basic Rent shall be Sixty Two Thousand Three Hundred Sixty-Three Dollars ($62,363.00) per month, based on $1.03 per rentable square foot.

Commencing January 1, 2013, the Basic Rent shall be Sixty Four Thousand One Hundred Eighty Dollars ($64,180.00) per month, based on $1.06 per rentable square foot.

Commencing January 1, 2014, the Basic Rent shall be Sixty Five Thousand Nine Hundred Ninety-Six Dollars ($65,996.00) per month, based on $1.09 per rentable square foot.

Commencing January 1, 2015, the Basic Rent shall be Sixty Eight Thousand Four Hundred Eighteen Dollars ($68,418.00) per month, based on $1.13 per rentable square foot.

Commencing January 1, 2016, the Basic Rent shall be Seventy Thousand Two Hundred Thirty-Five Dollars ($70,235.00) per month, based on $1.16 per rentable square foot.

Commencing January 1, 2017, the Basic Rent shall be Seventy Two Thousand Fifty-One Dollars ($72,051.00) per month, based on $1.19 per rentable square foot.

B.	General. Section 3.1 of the Lease is hereby deleted in its entirety and substituted therefor shall be the following:

“SECTION 3.1. GENERAL. The Term of this Lease (“Term’) shall commence (“Commencement Date”) on the “Substantial Completion Date” (as hereinafter defined), but not sooner than January 1, 2011. The “Expiration Date” of the Term of this Lease shall be as set forth in Item 5 of the Basic Lease Provisions. Prior to Tenant’s taking of possession of the Premises, the parties shall memorialize on a form provided by Landlord the actual Commencement Date of this Lease. Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of those dates or Tenant’s obligation to pay rent hereunder. As used herein, the “Substantial Completion Date” shall mean the date that both the Tenant Improvements constructed by Landlord pursuant to the attached Work Letter (the ‘Tenant Improvements’) and the Landlord’s Work constructed pursuant to the Work Letter (the “Work Letter’) are substantially completed but for minor punch list matters, any requisite temporary or permanent certificate of occupancy has been issued for the Premises by the City of Irvine, and the Premises, as so improved, are tendered to Tenant. If the Substantial Completion Date occurs prior to January 1, 2011 and if Tenant elects to commence its normal business operations in the Premises prior to January 1, 2011, then Tenant shall give written notice of such election to Landlord on or about the date that Tenant’s normal business operations in the Premises actually commence, and Tenant shall then pay Basic Rent in the amount of Eighteen Thousand One Hundred Sixty-Four Dollars ($18,164.00) per month, based on $.30 per rentable square foot of the Premises (the “Early Occupancy Rent”), and prorated for the period commencing with the date of commencement of Tenant’s normal business operations in the Premises (the “Early Occupancy Date”) through and including December 31, 2010. Tenant shall receive a credit in the amount of the Early Occupancy Rent against the installment of the first full month’s Basic Rent and estimated Tenant’s Share of Operating Expenses that was delivered to Landlord concurrently with Tenant’s execution of this Lease, and then Tenant shall pay to Landlord on or about January 4, 2011, the amount of the Early Occupancy Rent in order to replenish such amount credited from the first full month’s payment already delivered to Landlord,”

C.	Delay in Possession. Section 3.2 of the Lease is hereby deleted in its entirety and substituted therefor shall be the following:

“SECTION 3.2 DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before January 1, 2011, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent until the Commencement Date of this Lease has occurred as provided in Section 3.1 above, exert that if Landlord cannot so tender possession of the Premises due to any action or inaction of Tenant (including without limitation any “Tenant Delay” described in the Work Letter attached to this Lease), then the Commencement Date shall be deemed to have occurred on the date Landlord would have been able to deliver the Premises to Tenant but for Tenant’s action or inaction, including without limitation any Tenant Delay described in the attached Work Letter, but not sooner than January 1, 2011.

Notwithstanding anything to the contrary contained in this Section 3.2, if for any reason other than “Tenant Delays” (as defined in the Work Letter attached hereto), or other matters beyond Landlord’s reasonable control, the actual Commencement Date has not occurred by April 30, 2011, then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual occurrence of the Commencement Date, elect to terminate this Lease. Notwithstanding the foregoing, if at any time during the construction period, Landlord reasonably believes that the Commencement Date will not occur on or before April 30, 2011, Landlord may notify Tenant in writing of such fact and of a new outside date on or before which the Commencement Date will occur, and Tenant must elect within ten (10) days of receipt of such notice to either terminate this Lease or waive its right to terminate this Lease provided the Commencement Date occurs on or prior to the new outside date established by Landlord in such notice to Tenant. Tenant’s failure to elect to terminate this Lease within such ten (10) day period shall be deemed Tenant’s waiver of its right to terminate this Lease as provided in this paragraph as to the previous outside date, but not as to the new outside date established by said notice.”

IV.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in fall force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

F.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties’) is listed as a Specially Designated National and Blocked Person (“SDN’) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE. IRVINE COMPANY LLC a Delaware limited liability company		ISTA PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Douglas G. Holte	By:	/s/ Lauren Silvernail
	Douglas G. Holte, President Office Properties	Name:	Lauren Silvernail
		Title:	CFO

By:	/s/ Jeanne M. Lazar	By:	/s/ Vince Anido
	Jeanne M. Lazar	Name:	Vince Anido
	Senior Vice President, Finance	Title:	CEO